Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ ACQUIRES SAITEK™, A LEADING WORLDWIDE PC
GAMES PERIPHERAL PROVIDER, FOR $30 MILLION
- Strategic Diversification Complements Mad Catz’ Leadership in Console Game
Peripherals and Further Expands International Footprint -
San Diego — November 14, 2007 — Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today that consistent with its strategy to further diversify its products and geographic distribution capabilities, it has entered into a definitive agreement to acquire 100 percent of the shares of the private holding company that owns Saitek’s worldwide operations. Saitek is a leading worldwide provider of PC games accessories, PC input devices, multimedia audio products, chess and intelligent games. In particular, Saitek enjoys a leadership position in flight simulation controllers and has established a strong position in keyboards for PC games. In its latest fiscal year ended February 28, 2007, Saitek generated over $43 million of net sales and its gross margins exceeded those generated by Mad Catz in its latest twelve months. Mad Catz expects the acquisition to be accretive to its fiscal 2008 earnings and cash flow.
Under the terms of the agreement, the $30 million purchase consideration is subject to working capital adjustment and is comprised of $15.5 million in cash from Mad Catz’ cash on hand and borrowings under the Company’s existing credit facility, as well as the issuance to the seller by Mad Catz of $14.5 million of convertible notes. The notes bear interest at a rate of 7.5% payable at maturity and are convertible at the seller’s option into common shares of Mad Catz Interactive, Inc. at $1.42 per share. The conversion price represents a 15% premium to the average closing share price of MCZ shares over the last 15 trading days. $4.5 million of the notes mature in two years and $10 million of the notes mature in three years.
Saitek’s product lines include PC games accessories, PC input devices, multimedia audio products, chess and intelligent games. In addition to representing a strategically complementary product line to Mad Catz’ broad range of console videogame offerings, Saitek’s comprehensive range of PC peripherals allows Mad Catz to further strengthen its retail distribution network, particularly in Europe, where Saitek generates more than fifty percent of its revenues. Saitek’s 120 employees in product development, sales and marketing, distribution and
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Mad Catz Interactive, 11/14/07	page 2
finance/administration are expected to join Mad Catz. Saitek has offices in the United Kingdom, Germany, France, United Sates, Hong Kong and the Peoples Republic of China.
Commenting on the transaction, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “PC games peripherals is a category closely adjacent to our core console business and we are thrilled to be adding one of the world’s leading providers to the Mad Catz family. Saitek significantly enhances Mad Catz’ position as one of the world’s leading games peripherals companies and provides us an entrée into the businesses of PC mice, keyboards and speakers and electronic chess and intelligent games.
Saitek has world-class product development and sales teams, one of the best brands among consumers in the industry and a diversified portfolio of highly-successful products. Its outstanding vendor operations personnel in China and administrative personnel throughout the company will not only help us grow Saitek’s PC businesses, but will also support Mad Catz’ continuing growth initiatives on a global basis.”
Eric Winkler, Saitek’s founder, commented: “Joining Saitek with Mad Catz is a truly complementary step that leverages the strengths of each side, gives the combined business a new scale, and strengthens the relationships with both suppliers and customers. I am proud of what the Saitek team has achieved in its 28 years and I thank all those who made it possible. We look forward with confidence to the success of the combined team in the years ahead, and wish them the best of good fortune.”
Mr. Richardson added, “Although we expect to achieve operational efficiencies due to the scale of the combined entity, we believe that the upside is inherent in the future growth potential and not on a cost cutting basis. We intend to identify opportunities to apply Saitek’s brands, intellectual property, products and skills in the console market as well as identify opportunities to apply Mad Catz’ brands, intellectual property, products and skills in the PC market.
Just two months after our acquisition of the assets of Joytech, joining forces with Saitek is another example of how we are executing on our strategic plan to grow our business accretively, with the mission of increasing shareholder value by leveraging our core competencies in the design, development, manufacturing, marketing and distribution of interactive entertainment accessories and products.”
About Mad Catz Interactive, Inc.
Mad Catz is a leading provider of innovative peripherals for the worldwide interactive entertainment industry. Mad Catz designs and markets accessories under its Mad Catz, GameShark and Joytech brands for video game systems, publishes video game software, including the industry leading GameShark video game enhancements, and recently began shipping its AirDrives and AirDrives for Kids interactive earphones. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.
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Mad Catz Interactive, 11/14/07	page 3
About Saitek
Saitek designs and manufactures consumer electronics products which work together to improve the user’s multimedia, gaming and communications experiences. Constant innovation, superior technology and a high degree of functionality make Saitek products the choice of computer users around the world. The Saitek product range today includes mice, keyboards, headsets, PC gaming controllers, as well as other PC peripherals. The latest addition is a new family of innovative and practical audio products designed to improve users’ digital entertainment experiences. For additional information go to www.Saitek.com
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; the ability to successfully integrate companies we acquire, difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
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